UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 21, 2009

POLYCOM, INC.

(Exact name of registrant as specified in its charter)

State of Delaware	000-27978	94-3128324
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4750 Willow Road Pleasanton, California	94588
(Address of principal executive offices)	(Zip Code)

(925) 924-6000

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 21, 2009, Polycom, Inc. (the “Company”) and Robert C. Hagerty, the Company’s Chief Executive Officer, President and Chairman, entered into an Amended Severance Agreement (the “Amended Agreement”) effective as of January 1, 2010, for Internal Revenue Code compliance reasons and to make other non-substantive, clarifying changes. Pursuant to the terms of the Amended Agreement, if in the future Mr. Hagerty’s employment with the Company is terminated and Mr. Hagerty is entitled to severance benefits pursuant to the terms of the Amended Agreement, Mr. Hagerty’s cash severance amount (which is equal to 200% of his annual base salary plus 200% of his target bonus percentage multiplied by his annual base salary) would now be paid in a lump sum amount instead of in installment payments. Further, the Amended Agreement changes the method by which the bonus component of the severance payment to Mr. Hagerty will be calculated, which will now be based upon Mr. Hagerty’s target bonus percentage applicable in the year immediately prior to his termination as opposed to Mr Hagerty’s target bonus percentage in effect immediately prior to his termination.

A copy of the Amended Severance Agreement is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

10.1	Amended Severance Agreement, effective as of January 1, 2010, by and between Polycom, Inc. and Robert C. Hagerty

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYCOM, INC.

	By:	/S/ SAYED M. DARWISH
Sayed M. Darwish
Senior Vice President, Chief Administrative Officer, General Counsel and Secretary

Date: December 23, 2009

EXHIBIT INDEX

10.1	Amended Severance Agreement, effective as of January 1, 2010, by and between Polycom, Inc. and Robert C. Hagerty